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                                February 25, 2003

Loral Space & Communications Ltd.
600 Third Avenue
New York, New York 10016

Ladies and Gentlemen:

         Reference is made to my Employment Agreement dated as of April 5, 1996, as amended. In consideration of $1 in hand paid, the mutual promises herein reflected and other good and valuable consideration the receipt of which is hereby acknowledged:

         I hereby irrevocably waive my right to receive the base salary provided under paragraph 3 of the Employment Agreement for the 12-month period commencing March 1, 2003 and ending on February 29, 2004.

         In addition, in connection with my waiver of base salary as provided above, the agreement is hereby amended as follows:

         1. Clauses (x) and (y) of Section 4(b)(III) are amended to provide as follows:

         (x) Schwartz's highest annual base salary during the 5 (five) years prior to his termination as it would have been paid for a five-year period commencing on the termination date, which shall be discounted at the rate of 3% per year for the period from the date of actual payment in accordance with the following paragraph through the date on which payment would otherwise have been made, (y) the highest annual bonus (if any) earned by or granted to Schwartz for any fiscal year of the Company (each, a "Fiscal Year") which ended prior to such termination or, if higher, the maximum bonus which could have been earned by Schwartz for the Fiscal Year within which his termination of employment occurs, in either case multiplied by five, which amount shall be discounted at the rate of 3% per year for the period form the date of actual payment in accordance with the following paragraph through the date on which payment of bonuses would otherwise have been made, assuming that each such bonus would have been paid in a lump sum on the ninetieth day after the end of the Fiscal Year for which such bonus would have been earned

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         2. The last sentence of paragraph 4(b)(III) is amended as follows:

         The amount determined pursuant to clause (z) shall be discounted at the rate of 3% per year for the period form the date of actual payment in accordance with the following paragraph through the date which is the midpoint between such date and the tenth anniversary of the Distribution Date.

         3. The reference in the last full paragraph of Section 4(b) to a "9% per year discount factor" is hereby changed to a "3% per year discount factor."

         In all other respects and for all other periods the agreement is to remain in full force and effect unless otherwise later amended according to its terms.

         If for any reason the whole or any part of such waived compensation shall be held to be taxable to me under any applicable income tax law, please acknowledge that you agree to compensate me (on a grossed up basis) for any such income tax actually paid by me with respect to such income.

                                                     Very truly yours,

                                                     /s/ Bernard L. Schwartz

                                                     Bernard L. Schwartz

Acknowledged and agreed:

Loral Space & Communications Ltd.

By  /s/ Avi Katz

Loral SpaceCom Corporation

By  /s/ Avi Katz

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